EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
FairWind Energy, Inc.
(A Development Stage Company)

We hereby consent to the use in the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated April 1, 2014, relating to the balance sheet of FairWind Energy, Inc. (the “Company”) as of August 31, 2013 and the related statements of operations, stockholders’ equity and cash flows for the period from April 18, 2013 (inception) through August 31, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC
Li and Company, PC

Skillman, New Jersey
April 1, 2014